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                                                                  EXHIBIT 10.1.z

                             SEPARATION AGREEMENT

     This Separation Agreement is hereby made by and between MICHELE H. COLLINS (herein called "Employee") and AGL RESOURCES INC. (which, with its affiliates, is herein called "the Company").

     This Separation Agreement has been offered to the Employee for a period of 21 days for her consideration. After consultation with family, legal and financial counselors, the Employee has determined to execute this Separation Agreement with the Company in exchange for certain benefits. In consideration of the mutual benefits to each party, the parties agree as follows:

1. DATE OF SEPARATION. The Employee will cease to be an employee of the Company effective as of Tuesday, October 31, 2000 (the "Separation Date").

2. SEVERANCE PAY. The Employee will be entitled to severance pay equal to 12 months of her current base salary. The severance pay shall be payable on a semi-monthly basis or every two weeks for 12 months following the Separation Date (the "Separation Period").

3. BONUS. The Company agrees to pay the Employee a lump sum amount of $122,000.

4. WELFARE AND OTHER BENEFITS. Unless otherwise specified below, upon the Separation Date, the Employee shall cease to participate in the Company's employee benefit plans, pursuant to the terms and conditions of the plan documents.

     (a) Executive Allowance Fund. The Employee shall continue to participate in the Executive Allowance Fund until October 31, 2001 on a prorated basis (1) remainder in total for 2000 and (2) $12,500 for 2001. The Employee shall reimburse the Company for any expenses incurred by the Employee in excess of her Executive Allowance for the year (or portion thereof), and if any amount remains unused at the end of the year (or portion thereof), the Company shall pay the Employee a lump sum in the amount of the remainder. On or prior to December 31, 2000, the Employee shall transfer her leased automobile to the Company in good condition (except for normal wear and tear), and after the date of the transfer, the Company shall be responsible for all future costs of the lease on such automobile.

     (b) AGL Resources Inc. Retirement Saving Plus Plan and Nonqualified Savings Plan. Upon the Separation Date, the Employee shall cease to participate in the RSP and the NSP. As soon as practicable after the Separation Date, the Employee's vested account balance in the RSP and the NSP will become payable to her. In addition, to the extent any portion of the Employee's matching contributions under the RSP and/or the NSP is forfeited due to her separation, the Company shall pay her an amount equal to the forfeited matching contributions. The Company shall pay such amount in a lump sum from its general assets.
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     (c)  Outplacement Services. The Employee shall be entitled to certain career transition services, such as planning job search strategies, evaluating personal strengths and weaknesses, resume preparation and training in interview techniques, for a period of up to 12 months through a provider selected by the Company. The Employee may enter the program at any time during the 12-month period immediately following the Separation Date.

     (d) Stock Options. All 67,000 outstanding stock options held by the Employee on the Separation Date shall immediately terminate pursuant to the terms of the Company's long-term incentive plan under which they were granted. The Company agrees to provide the Employee a lump sum cash payment equal to $201,000 (which reflects $3.00 x 67,000) plus stock appreciation rights for a period of two (2) years following the Separation Date, based on the exercise prices of the Employee's stock options, which stock appreciation rights would become exercisable only upon a Change in Control of the Company (as that term is defined in the Company's Long-Term Incentive Plan (1999)).

     (e) Restricted Stock and Performance Units. Any unvested Restricted Stock, Performance Unit or other equity-based right held by the Employee on the Separation Date shall terminate and be forfeited as of the Separation Date.

     (f) Unused Earned Vacation. As soon as practicable following the Separation Date, the Company shall pay the Employee, in a lump sum, an amount equal to her accrued but unused 2000 vacation entitlement.

     (g) Employee Assistance Plan. As a welfare benefit plan, the EAP is subject to the Employee's continuation of her coverage under the EAP for a period of eighteen months following the Separation Date. The Company will pay all premiums on behalf of the Employee for the continuation coverage period.

     (h) Laptop Computer and Cell Phone Expenses. The Company agrees that the Employee may retain the laptop computer currently assigned to her by the Company following her separation; provided, that the Employee agrees to return the computer to the Company within three (3) days following the Separation Date so that the Company may remove any software protected by limited use licenses as well as any confidential Company information from the computer. In addition, the Company agrees to pay the Employee's cellular telephone expenses (pursuant to the Company's normal policies) through the Separation Date.

5. RESTRICTIVE COVENANTS. For and in consideration for the payment and benefits provided to the Employee under this Separation Agreement, the Employee agrees to the terms of the following:

     (a) Covenant Not to Compete. The Employee covenants and agrees that, during the period beginning on the Separation Date and ending one (1) year thereafter, she will not directly or indirectly, on her own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially

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          similar or related to the functions, activities or duties performed by the Employee for the Company for any business entity engaged in direct competition with the Company. A business entity shall be considered to be "in direct competition" with the Company if it is engaged in producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company, including (but not limited to) any type of production and distribution of any energy source, whether by cultivation of natural resources or by technology. This restriction shall apply only to a restricted territory within a 100-mile radius of any locations, sites or facilities in which the Company (including its affiliates) maintains offices, operations or service contracts or has provided services during the 12-month period immediately preceding the Separation Date.

     (b) Nondisclosure and Confidentiality. The Employee acknowledges and agrees that during the term of her employment, she has had access to trade secrets and other confidential information unique to the business of the Company and that the disclosure or unauthorized use of such trade secrets or confidential information by the Employee would injure the Company's business. Therefore, the Employee agrees that she will not, for a period of two (2) years following the Separation Date, use, reveal or divulge any trade secrets or any other confidential information which, while not trade secrets or information unique to the Company's business, is highly confidential and constitutes a valuable asset of the Company by reason of the material investment of the Company's time and money in the production of such information. The Employee agrees that she will not use, reveal or divulge any general confidential or customer-related information.

     (c) Nonsolicitation. Due to the Employee's extensive knowledge of the specifics of the Company's business, and its customers and clients, the Employee agrees that, in consideration of the payments and benefits she is receiving hereunder, for a period of two (2) years following the Separation Date, she will not, without the prior written consent of the Company, either directly or indirectly, on her own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business that competes with the Company's business any person or entity who transacted business with the Company during the year preceding the Separation Date. This provision shall be specific to any and all persons or entities with whom the Employee has (i) had direct contact, (ii) been a party to marketing or sales strategies with regard to, or (iii) been privy to marketing or sales strategies with regard to such persons or entities. For purposes of this provision, the Company's business shall include any and all aspects of producing, manufacturing, distributing, marketing, selling, servicing or repairing products similar to products produced, manufactured, distributed, marketed, sold, serviced or repaired by the Company and/or any of its affiliates, including (but not limited to) any type of production and distribution of any energy source, whether by cultivation of natural resources or by technology.

          The Employee agrees that in consideration for the payments and benefits she is receiving hereunder, for a period of two (2) years following the Separation Date,

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          she will not, either directly or indirectly, on her own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away to any business that competes with Company's business any person employed by the Company, or any person who was employed by the Company at any time during the period beginning one (1) year prior to the Separation Date.

6. COOPERATION AFTER SEPARATION DATE. The Employee agrees to cooperate fully with the Company for a period of two (2) years following the Separation Date and to reasonably assist the Company and to act on its behalf thereafter on all matters relating to her employment, her duties and the conduct of business, including any litigation, claim or suit involving the Company as a party or witness and as to which the Employee possesses knowledge or information which is relevant to the litigation or in which the Company deems that the Employee's cooperation is needed. The Company agrees to reimburse the Employee for all reasonable "out-of-pocket" expenses related to provision of the services referenced in this paragraph, provided the Employee receives advance approval of such expenses by the Company's Chief Employee Officer and provides the Company with receipts and invoices for all such expenses in accordance with the general expense reimbursement policy.

7. CONFIDENTIALITY AGREEMENT. The Employee and the Company understand and agree that, due to the sensitive nature of this matter, the terms of this Agreement are to be kept private and confidential and that the terms of this Agreement shall not be disclosed, unless the party(ies) is (are) required by law to do so. While not limiting the generality of the foregoing, disclosure includes any statement, written or oral, to any person, including, but not limited to, any current or former employees of the Company. The parties to this Agreement acknowledge that there will be circumstances under which some or all of the terms of this Agreement will have to be made known to some individuals in the regular course of conducting business and personal affairs. In keeping with that understanding, the Company agrees that the Employee may discuss the terms of this agreement with her attorneys, accountants, tax advisors and her immediate family. The Employee agrees to advise such individuals of the confidentiality provisions of this Agreement and will advise anyone so named of the requirement to keep the terms of this Agreement confidential. Should the Employee disclose any of the terms of this Agreement to persons (whether entities or individuals) other than those specified in this section, then such actions shall constitute a breach on the part of the Employee.

8. NONDISPARAGEMENT. The Employee agrees that she shall not make any untrue statement or criticism, written or oral, nor take any action which is adverse to the interests of the Company or that would cause the Company, its affiliates, subsidiaries, divisions or its current and former officers, directors, employees, agents, or shareholders embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company's clients, customers, or Employees. From and after the Separation Date, the Employee shall refrain from discussing the terms and conditions of the termination of the Employee's employment with any employee, agent, client or customer of the Company. The Company agrees that it shall not make any untrue statement or criticism, written or oral, nor take any action which is adverse to the

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     interests of the Employee or that would cause the Employee embarrassment or humiliation or otherwise cause or contribute to her being held in disrepute by the public or the Company's clients, customers or Employees. The obligations under this Section shall survive the termination of this Agreement.

9. NEUTRAL REFERENCES. The Employee acknowledges and agrees that the Company shall provide the Employee, upon the request of the Employee, or any other prospective employer of the Employee, upon the request of the Employee, with a neutral reference letter which will contain a factual recitation of the Employee's employment history with the Company, and which will include dates of hire and termination, positions held and similar factual information. This neutral reference letter will contain no evaluation information as to the Employee's job performance or job history.

10. RETURN OF COMPANY DOCUMENTS AND PROPERTY. The Employee hereby represents and warrants that, as of the Execution Date of this Agreement, she has returned to the Company all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning Company, its customers, or employees, and any and all property of the Company which has been in her possession, including, except as otherwise herein provided, any computers, computer programs or limited use software licenses in her possession. The Employee confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Employee relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Employee. Information in the public domain or information that is commonly known by or available to the public through the Company's press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.

11. GENERAL RELEASE. The Employee agrees, for herself, her spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on her behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans' fiduciaries, agents and trustees, from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Employee has, has had, or may in the future claim to have against the Company by reason of, arising out of, related to, or resulting from Employee's employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim

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     which the Employee has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this Section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Employee or a beneficiary of the Employee may be entitled under the terms and provisions of any employee benefit plan of the Company which have accrued as of the Separation Date and does not include a waiver of the right to benefits and payment of consideration to which the Employee may be entitled under this Agreement. The Employee acknowledges that she is only entitled to the additional benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

12. PENALTIES. In addition to any legal or equitable remedies available to the Company, including injunctive relief, the Employee agrees and acknowledges that if she violates any provision of this Separation Agreement, the Company may immediately cease any and all payments and benefits payable to the Employee hereunder.

13. REVOCATION PERIOD. For a period of seven (7) days following execution of this Separation Agreement, the Employee may revoke this Separation Agreement by sending written notice of revocation by Certified Mail (return receipt requested) within that period to:

          Ms. Paula G. Rosput
          President and Chief Executive Officer
          AGL Resources Inc.
          817 West Peachtree Street, N.W.
          Tenth Floor
          Atlanta, GA 30308

14. GOVERNING LAW. This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, except to the extent that the laws of the United States shall otherwise apply.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior and contemporaneous oral and written agreements and discussions. In addition, any and all other agreements in existence between the Employee and the Company shall terminate immediately as of the Separation Date.

16. EFFECTIVE DATE. For purposes of this Agreement, the "Effective Date" of this Agreement shall be the date on which this Agreement becomes effective, which shall be the date which is exactly eight (8) days following the Execution Date, unless this Agreement has been revoked by the Employee prior to such date in accordance with the provisions of this Agreement. The Execution Date shall mean that date on which this Agreement is executed by the parties.

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 10th day of November, 2000.



                                    EMPLOYEE:

                                    /s/ Michele H. Collins
                                    -----------------------------------------
                                    Michele H. Collins



                                    COMPANY:

                                    AGL RESOURCES INC.


                                    BY: /s/ Paula G. Rosput
                                       -------------------------------------
                                        Paula G. Rosput
                                        President & Chief Executive Officer



                [THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]

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